UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2016 (April 28, 2016)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2500, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 28, 2016, Triangle USA Petroleum Corporation (“TUSA”), a wholly-owned subsidiary of Triangle Petroleum Corporation (the “Company”), received notice from Wells Fargo Bank, National Association, as administrative agent and issuing lender under the Second Amended and Restated Credit Agreement, dated November 25, 2014, as amended by Amendment No. 1 on April 30, 2015 (the “Credit Facility”), that its borrowing base has been redetermined in accordance with the Credit Facility and reduced to $225 million from $350 million, effective as of April 28, 2016. The new borrowing base will be in effect until TUSA’s next borrowing base redetermination for the Credit Facility, which is expected to occur in October 2016.

As of April 28, 2016, TUSA had $347.5 million of outstanding borrowings and $2.5 million of outstanding letters of credit under the Credit Facility, or $125 million in excess of the redetermined borrowing base (referred to as a borrowing base deficiency). The Credit Facility provides that within 10 days after TUSA’s receipt of a notification of a borrowing base deficiency, TUSA must elect to cure the borrowing base deficiency through any combination of the following actions: (A) repay amounts outstanding under the Credit Facility sufficient to cure the borrowing base deficiency within 30 days after receipt of the borrowing base deficiency notice; (B) pledge as collateral additional oil and gas properties acceptable to the administrative agent and lenders within 30 days after receipt of the borrowing base deficiency notice; (C) arrange to pay the deficiency in three equal monthly installments beginning 30 days after receipt of the deficiency notice; or (D) cure the borrowing base deficiency using a combination of options (A)-(C). As of April 28, 2016, TUSA had cash on hand of approximately $152 million. TUSA expects to elect to repay the borrowing base deficiency in three equal monthly installments, the first payment of which is due by May 31, 2016 (a payment due on a weekend or holiday shall be made on the next business day).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2016	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jonathan Samuels
Jonathan Samuels
President and CEO